Exhibit 10.39

William J. Santiago / Employment Agreement

AMENDED EMPLOYMENT AGREEMENT OF WILLIAM J. SANTIAGO

This Amended Employment Agreement of William J. Santiago (this “Agreement”) is made September 16, 2011, (the “Effective Date”) between Intellinetics, Inc. (hereinafter, “Employer”) at 2190 Dividend Drive, in the City of Columbus, County of Franklin, State of Ohio 43228, and William J. Santiago, 4260 Hobbs Landing Drive W, Dublin, Ohio 43017 (hereinafter, “Employee”).

Recitals

A. Employer is engaged in the development, marketing, sales and support of software applications, automation services and business solutions.

B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Agreement and Employer’s Offer of Employment of Employee dated, September 16, 2011 (the “Offer”), which is hereby incorporated by reference into this Agreement.

In consideration of the mutual covenants and promises of the parties, Employer and Employee covenant and agree as follows:

Section I Nature and Place of Employment

Employer does hire and employ Employee as the President and Chief Executive Officer, with responsibilities set forth in the above mentioned Offer of Employment. Additionally, Employee will perform ancillary and incidental duties that are normally performed by a President and Chief Executive Officer. Employee does accept and agree to such hiring and employment. Employee is subject to the supervision, orders, advice, and directions of Employer’s Board of Directors.

Section II Manner of Performance of Employee’s Duties

Employee agrees to perform, at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talent, all of the duties that may be required of and from Employee pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be rendered at the corporate office, 2190 Dividend Drive, Columbus, OH 43228 and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable. A performance review will be conducted annually. Employee can invite a performance review at any time.

Section III Duration of Employment

The term of this Agreement shall be for an indeterminate period and will commence on September 16, 2011. Either party may terminate this Agreement at any time with or without cause. The parties stipulate and agree that the Employee is an “At Will” employee under Ohio law and does not have a contract of employment for a definite period. The parties further agree that the Employee’s status shall not change except as set forth in a writing signed by both parties to this Agreement.

Section IV Payment and Reimbursement

Employer shall pay Employee, and Employee agrees to accept from Employer, in full payment for Employee’s services under this Agreement, compensation at the rate of Two Hundred and Four Thousand Dollars ($204,000.00) per year, payable biweekly each month during which this Agreement shall be in force.

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William J. Santiago / Employment Agreement

Benefits are set forth in the Employee’s aforementioned Offer of Employment. In the event that either party terminates this Agreement at any time and for any reason (or without assigning a reason) the Employee shall be paid for all work performed and for accrued unused annual vacation days at the date of termination. If Employee’s remuneration includes commission, Employee will be paid for such commission for any amounts received by Employer on or before date of termination.

Employer further agrees employee profit sharing and/or bonuses may become part of Employee’s compensation at the sole discretion of the Employer. Employer has complete discretion to institute or discontinue employee profit sharing and to pay or not to pay a bonus to Employee.

Section V Professional Employee Development-Continuing Education

Employer recognizes the mutual benefit for Employer and Employee of professional employee development. Professional education and/or training therefore may be offered and supported at the discretion of Employer.

Section VI Option to Terminate Agreement for Permanent Disability of Employee

Notwithstanding anything in this Agreement to the contrary, Employer has the option to terminate this Agreement in the event that during its term Employee shall become permanently disabled as the term permanently disabled is defined below. Such option shall be exercised by Employer giving notice to Employee by registered mail, addressed to Employee at Employee’s home address, or at such other address as Employee shall designate in writing, of its intention to terminate this Agreement on the last day of the month during which such notice is mailed, and on the giving of such notice this Agreement and the term of this Agreement comes to an end on the last day of the month in which the notice is mailed, with the same force and effect as if that day were originally set forth as the termination date.

For the purposes of this Agreement, Employee shall be deemed to have become permanently disabled if, during any year of the term of this Agreement, because of ill health, physical or mental disability, or for other causes beyond Employee’s control, Employee shall have been continuously unable or unwilling or have failed to perform his duties under this Agreement for fifteen (15) consecutive days, or if, during any year of the term of this Agreement, he shall have been unable or unwilling or have failed to perform his duties for a total period of thirty (30) days, either consecutive or not. For the purposes of this Agreement, the term “any year of the term of this Agreement” is defined to mean any period of twelve (12) calendar months commencing on the date of employment.

Section VII Discontinuance of Business as Termination of Employment

Notwithstanding anything in this Agreement to the contrary, in the event that Employer shall discontinue operating its business, then this Agreement will terminate as of the last day of the month in which Employer ceases operations with the same force and effect as if that day were originally set forth as the termination date of this Agreement.

Section VIII Devotion by Employee of Full Time to Business

Employee shall devote all Employee’s time, attention, knowledge, and skill solely and exclusively to the business and interest of Employer and Employer shall be entitled to all of the benefits, emoluments, profits, intellectual property, business process improvements, software, trade secrets or other benefits or thing of value arising from or incident to any and all work, services, and advice of Employee, and Employee expressly agrees that during the term of this Agreement Employee shall have no interest, directly or indirectly, in any form, fashion or manner, as an owner, partner, officer, director, stockholder, advisor, employee, consultant, or in any other form or capacity, in any other business similar to employer’s business or any allied trade; provided,

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however, that nothing shall be deemed to prevent or limit the right of Employee to invest any of Employee’s funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything be deemed to prevent Employee from investing or limit Employee’s right to invest his funds in real estate.

Section IX Nondisclosure of Trade Secrets and Proprietary Information.

Employee understands that in the performance of his job duties with the Employer, he will be exposed to the Employer’s Trade Secrets and Proprietary Information. “Trade Secrets and Proprietary Information” means information or material that is commercially valuable to Employer and not generally known in the industry or to the public. This includes but is not limited to:

(a) any and all versions of the Employer’s proprietary computer software(including source code and object code and object code), hardware, firmware and documentation;

(b) any and all information concerning the Employer’s products and services, including technical information, product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information concerning the Employer’s employees, including their compensation, strengths, weaknesses and skills;

(e) information submitted by or about Employer’s projects, teaming partners, customers, suppliers, employees, consultants or co-venturers; and

(f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Employer’s business.

Employee will keep the employer’s Trade Secrets and Proprietary Information, whether or not prepared or developed by employee, in the strictest confidence. Employee will exercise due care to protect and maintain the confidentiality of Employer’s Trade Secrets and Proprietary Information during the term of this Agreement and after the termination of this Agreement. Employee will not use or disclose such Trade Secrets and/or Proprietary Information to others without the Employer’s written consent, except when necessary to perform employee’s duties. Any breach of the terms of this paragraph is a material breach of this Agreement. However, Employee shall have no obligation to treat as confidential information which:

(a) was in Employee’s possession or known to Employee, without an obligation to keep it confidential, before such information was disclosed to Employee by the Employer;

(b) is or becomes public knowledge through a source other than Employee and through no fault of Employee; or

(c) is or becomes lawfully available to Employee from a source other than the Employer provided such source is not under any obligation of confidentiality to Employer.

Section X Return of Materials

When Employee’s employment with the Employer ends, for whatever reason, Employee will promptly (within five calendar days) deliver to the Employer all originals and copies of all documents, records, electronically stored information, software programs, media and other materials received through his employment with Employer. Employee will also return to Employer all equipment, files, software programs and other property belonging to Employer.

Section XI Confidentiality Obligation Survives Employment

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Employee understands that Employee’s obligation to maintain the confidentiality and security of Employer’s Trade Secrets and Proprietary Information remains with Employee even after Employment with Employer ends.

Section XII Nonsolicitation of Customers/Clients/Employees

Employee covenants and agrees that all times while employed by Employer and for a further period of two (2) years after the termination of this Agreement, irrespective of when and in what manner said Agreement may be terminated, Employee will not for himself or any other person or entity, directly or indirectly, by stock or other ownership, investment, management, consultation, employment or otherwise, or in any relation whatsoever in any manner solicit, interfere or endanger relationships between Employer and its customers/clients/employees. Employee acknowledges that failure to comply with provisions of the preceding will cause irreparable damage therefore Employer entitled to an injunction prohibiting such activities on the part of Employee and all persons acting in concert with Employee.

Section XIII Noncompetition

Employee shall not engage in any employment or business activity anywhere in the State of Ohio that directly competes with that of Employer for a period of Six (6) Months after termination of his / her employment with Employer.

Section XIV Commitments Binding on Employer Only on Written Consent

Anything contained in this Agreement to the contrary notwithstanding, it is understood and agreed that Employee shall not have the right to make any contracts or commitments for or on behalf of Employer without the written consent of Employer.

Section XVI Terms to Be Exclusive

This written Agreement and the Offer incorporated herein contain the sole and entire Agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any representations inducing its execution and delivery except such representations as are specifically set forth in this writing and the parties acknowledge that they have relied on their own judgment in entering into the same. The parties further acknowledge that any statements or representations that may have been made by either of them to the other are void and of no effect and that neither of them has relied on such statements or representation in connection with its dealings with the other.

Section XVII Waiver or Modification Ineffective Unless in Writing

It is agreed that no waiver or modification of this Agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above. The parties agree that the provisions of this paragraph may not be waived except by a duly executed writing.

Section XVIIII Agreement Governed by Law of State of Ohio

The parties agree that it is their intention and covenant that this Agreement and performance under it and all suits and proceedings relating to it be construed in accordance with and under and pursuant to the laws of the State of Ohio and that in any action, special proceeding, or other

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proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Ohio, exclusive of the choice of laws rules, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or proceeding may be instituted.

Section XIX Survivorship of Benefits

This Agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns.

Section XX Execution of Documents

Both while employed by the Employer and afterwards, Employee agrees to execute and aid in the preparation of any papers that Employer may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to Employee, but at Employer’s expense. Employee agrees that any intellectual property, business process, technique or improvement that employee develops, creates or contributes toward creating during the time that Employee is employed shall be and remain the property of the Employer. Employee shall execute such assignments or other documents that are helpful or necessary to vest ownership of any and all such property in the Employer.

Employee acknowledges that failure to comply with provisions of the preceding will cause irreparable damage therefore Employer is entitled to an injunction prohibiting such activities on the part of Employee and all persons acting in concert with him.

Section XXI Enforcement

Employee agrees that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. Employee agrees, therefore, that the Employer shall be entitled to an injunction to restrain Employee from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Employer from pursuing any remedy at law or in equity for any breach or threatened breach.

Section XXIII Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Employer and Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

INTELLINETICS, INC., INC.:	William J. Santiago,

/s/ Matthew L, Chretien	/s/ William J. Santiago
Matthew L. Chretien, EVP	President and CEO

Date: 9/16/11	Date: 9/16/11

/s/ A. Michael Chretien
A. Michael Chretien, Chairman of the Board

Date: 9/16/11

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